Exhibit 99.1

Action Products to Release 2004 Financials on Feb. 24 and Host a

Conference Call; Company Estimates a Substantially Smaller Loss

Than in 2003 and Profits in 2005

ORLANDO, Fla., Feb 15, 2005 (BUSINESS WIRE) — Action Products International, Inc. (APII), a leading toy designer and manufacturer of educational, positive, non-violent branded toys for pre-school children through pre-teens, announced that the company will report its 2004 results on Feb. 24 and will host a conference call at 4:15 P.M.

The company expects to show a loss that is much lower than the loss of $524,000 in 2003. Action Products is determined to operate at a profit in 2005. Final sales were up 11% in 2004. The company recently announced a license agreement with Think Like A Genius and has created a new product and brand called Talking Stix, which will be shown at the International Toy Fair Feb. 20-23. Due to the late scheduled date of Toy Fair, the company is forecasting a small sales gain in February and larger gains in March. Talking Stix is expected to be available in the second half of 2005.

Some 3,000 buyers spent three days at the recent 65th annual Canadian Toy Assertion’s annual trade show. Action Products orders were up in excess of 93% over last year.

As a result of warrant exercises, the company continues to strengthen its balance sheet and reduce debt.

Action Products International, Inc. is a multi brand designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System(TM), I Dig Dinosaurs(R) and I Dig Treasures(R) excavation activity kits, Space Voyagers(R) (“The most authentic Space Toys on Earth”), Wild Climbers(TM) and Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, Drop Zone Extreme(TM) parachute toys, and Curiosity Kits(R), a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

For more information on Action Products’ toys, visit the Company’s web site at http://www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.